Exhibit 10.61

Execution Counterpart

FCSTONE MERCHANT SERVICES, LLC

CREDIT AGREEMENT

Dated as of March 4, 2004

HARVARD PRIVATE CAPITAL PROPERTIES III, INC., as Lender

TABLE OF CONTENTS

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1

2.	THE CREDIT		13

	2.1.	Advances	13
	2.2.	Borrowing Requests	14
	2.3.	Note	14
	2.4.	Application of Proceeds	14

3.	INTEREST; COMMITMENT FEE; ETC.		14

	3.1.	Interest	14
	3.2.	Commitment Fee	15
	3.3.	Changes in Circumstances; Yield Protection	15
	3.4.	Computations of Interest and Fees	16
	3.5.	Maximum Lawful Interest Rate	16

4.	PAYMENT		16

	4.1.	Payment at Maturity	16
	4.2.	Mandatory Prepayments	17
	4.3.	Voluntary Prepayments	17
	4.4.	Reborrowing; Application of Payments, etc.	17

5.	CONDITIONS TO EXTENDING CREDIT.		17

	5.1.	Conditions on Initial Closing Date	17
	5.2.	Conditions to Each Extension of Credit	19

6.	GENERAL COVENANTS		19

	6.1.	Taxes and Other Charges; Accounts Payable	19
	6.2.	Conduct of Business, etc.	20
	6.3.	Insurance	21
	6.4.	Financial Statements and Reports	21
	6.5.	Certain Financial Tests	24
	6.6.	Indebtedness	24
	6.7.	Liens	26
	6.8.	Investments and Acquisitions	27
	6.9.	Distributions	27
	6.10.	Asset Dispositions and Mergers	28
	6.11.	No Subsidiaries	28
	6.12.	Voluntary Prepayments of Other Indebtedness	28
	6.13.	Derivative Contracts	28
	6.14.	Negative Pledge Clauses	28
	6.15.	ERISA, etc.	29

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	6.16.	Transactions with Affiliates	29
	6.17.	Environmental Laws	29
	6.18.	Hedging Requirements	29

7.	REPRESENTATIONS AND WARRANTIES		29

	7.1.	Organization and Business	29
	7.2.	Material Agreements	30
	7.3.	Agreements Relating to Financing, Debt, Investments, etc.	30
	7.4.	Changes in Condition	31
	7.5.	Title to Assets	31
	7.6.	Operations in Conformity with Law, etc.	31
	7.7.	Litigation	31
	7.8.	Authorization and Enforceability	32
	7.9.	No Legal Obstacle to Agreements	32
	7.10.	Defaults	32
	7.11.	Licenses, etc.	32
	7.12.	Tax Returns	33
	7.13.	Certain Business Representations	33
	7.14.	Pension Plans	34
	7.15.	Environmental Regulations	34
	7.16.	Government Regulation; Margin Stock	35
	7.17.	Disclosure	35

8.	DEFAULTS		35

	8.1.	Events of Default	35
	8.2.	Certain Actions Following an Event of Default	37
	8.3.	Annulment of Defaults	38
	8.4.	Waivers	39

9.	EXPENSES; INDEMNITY		39

	9.1.	Expenses	39
	9.2.	General Indemnity	39

10.	SUCCESSOR AND ASSIGNS; LENDER ASSIGNMENTS AND PARTICIPATIONS		40

11.	CONFIDENTIALITY		40

12.	NOTICES		41

13.	COURSE OF DEALING; WAIVERS, CONSENTS AND AMENDMENTS		42

14.	GENERAL PROVISIONS		42

	14.1.	Defeasance	42

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14.2.	No Strict Construction	42
14.3.	Certain Obligor Acknowledgements	42
14.4.	Venue; Service of Process; Certain Waivers	43
14.5.	WAIVER OF JURY TRIAL	43
14.6.	Interpretation; Governing Law; etc.	43

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EXHIBITS

2.2	-	Borrowing Request

2.3	-	Note

5.1.2	-	Security Agreement

5.2.1	-	Officer’s Certificate

6.2.1	-	Commodities Business

6.4	-	Compliance Certificate

6.18	-	Hedging Requirements

7.1	-	Borrower

7.2	-	Material Agreements

7.3	-	Financing Debt, Certain Investments, etc.

7.15	-	Hazardous Material Sites

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FCSTONE MERCHANT SERVICES, LLC

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 4, 2004, is between FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), and Harvard Private Capital Properties III, Inc., a Delaware corporation (the “Lender”). The parties agree as follows:

WHEREAS, the Borrower desires that the Lender extend to the Borrower a credit facility in the aggregate principal amount of $30,000,000 in order to fund the Borrower’s purchase, storage, hedging, financing and sale of commodities;

WHEREAS, the Lender is willing to extend to the Borrower such credit facility on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement and in the other Credit Documents with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to Sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including without limitation,” (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents, (h) references to “$” mean United States Funds and (i) references to “the date hereof” mean the date first set forth above.

“Administrative Services Agreement” means the Administrative and Support Services Agreement dated as of March 4, 2004, as amended and in effect from time to time, between FCStone Group and the Borrower.

“Advance” is defined in Section 2.1.

“Affiliate” means, with respect to the Borrower (or other specified Person), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Borrower (or such specified Person), and shall include (a) any officer or director or general partner of the Borrower (or such specified Person), (b) any Person of which the Borrower (or such specified Person) or any Affiliate (as defined in clause (a) above) of the Borrower (or such specified Person) shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general power to vote or (ii) at least 10% of all equity interests and (c) any Person directly or indirectly controlling the Borrower (or such specified Person) through a management agreement, voting agreement or other contract.

“Agreement” means this Credit Agreement as from time to time amended, modified and in effect.

“Applicable Rate” means, with respect to any Advance:

(a) on any date on which no Event of Default exists, the greater of (i) the interest rate specified in the Borrowing Request for such Advance or (ii) the interest rate for such Advance agreed to in writing by the Borrower and the Lender prior to the Closing Date for such Advance; and

(b) on any date on which any Event of Default exists, the sum of (i) the greater of (A) the interest rate specified in the Borrowing Request for such Advance or (B) the interest rate for such Advance agreed to in writing by the Borrower and the Lender prior to the Closing Date for such Advance, plus (ii) 4%.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Default” means an Event of Default referred to in Section 8.1.9.

“Borrower” is defined in the preamble to this Agreement.

“Borrowing Request” is defined in Section 2.2.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in Boston, Massachusetts are authorized or required by law or other governmental action to close.

“By-laws” means all written by-laws, rules, regulations and all other documents relating to the management, governance or internal regulation of any Person other than an individual, all as from time to time in effect.

“Capital Expenditures” means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the balance sheet of the Borrower, prepared in accordance with GAAP, including expenditures in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property, (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed; provided, however, that Capital Expenditures shall not include expenditures made in accordance with this Agreement with the proceeds of insurance claims or condemnation awards.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Cash Equivalents” means:

(a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rates at least Prime-1 by Moody’s or A-1 by S&P;

(b) corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P;

(c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, which (i) has a remaining maturity at the time of purchase of not more than one years or is subject to a fully collateralized repurchase agreement with the Lender or any financial institution referred to in clause (a) above exercisable within one year from the time of purchase and (ii) in the case of obligations of any state or municipality, is rated at least AAA by Moody’s or AAA by S&P; and

(d) any mutual fund or other pooled investment vehicle rated at least AA by Moody’s or AA by S&P which invests principally in obligations described above.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Charter” means the articles of organization, certificate of incorporation, statute, constitution, joint venture agreement, partnership agreement, trust indenture, limited liability company agreement or other charter document of any Person other than an individual, each as from time to time in effect.

“Closing Date” means the Initial Closing Date and each other date on which any extension of credit is made pursuant to Section 2.1.

“Code” means the federal Internal Revenue Code of 1986.

“Commitment” means the Lender’s obligations to make the extensions of credit contemplated by Section 2.1 and its interests in such extensions of credit at any time.

“Computation Covenants” means Sections 6.5, 6.6.2, 6.6.9, 6.6.10, 6.6.13 and 6.10.1.

“Credit Documents” means:

(a) this Agreement, the Note, the Security Agreement, each Intercreditor Agreement and each Financial Hedge Agreement provided by the Lender (or an Affiliate of the Lender) to the Borrower, each as from time to time in effect; and

(b) any other present or future agreement or instrument from time to time entered into between the Borrower or any other Obligor, on one hand, and the Lender, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

“Credit Obligations” means all present and future liabilities, obligations and Indebtedness of the Borrower or any other Obligor owing to the Lender (or any Affiliate of the Lender) under or in connection with this Agreement or any other Credit Document, including obligations in respect of principal, interest, reimbursement obligations under Financial Hedge Agreements provided by the Lender (or an Affiliate of the Lender) at the time of the issuance thereof, commitment fees, amounts provided for in Sections 3.3 and 9 and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

“Credit Security” means all assets now or from time to time hereafter subjected to a security interest, mortgage or charge (or intended or required so to be subjected pursuant to the Security Agreement or any other Credit Document) to secure the payment or performance of any of the Credit Obligations on a pari passu, ratable basis among the holders of the Credit Obligations, including the assets described in section 2.1 of the Security Agreement.

“Currency Exchange Agreement” means any currency swap, foreign exchange contract or similar arrangement providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default, including the filing against the Borrower or any other Obligor of a petition commencing an involuntary case under the Bankruptcy Code.

“Distribution” means, with respect to the Borrower:

(a) the declaration or payment of any dividend or distribution on or in respect of any shares of any class of capital stock of or other equity interests in the Borrower;

(b) the purchase, redemption or other retirement of any shares of any class of capital stock of or other equity interest in the Borrower, or of options, warrants or other rights for the purchase of such shares, directly, indirectly through a corporate parent or otherwise;

(c) any other distribution on or in respect of any shares of any class of capital stock of or equity or other beneficial interest in the Borrower;

(d) any payment of principal, interest or fees with respect to, or any purchase, redemption or defeasance of, any Financing Debt of the Borrower which by its terms or the terms of any agreement is subordinated to the payment of the Credit Obligations; and

(e) any payment, loan or advance by the Borrower to, or any other Investment by the Borrower in, the holder of any shares of any class of capital stock of or equity interest in the Borrower, or any Affiliate of such holder (including the payment of management and transaction fees and expenses);

provided, however, that the term “Distribution” shall not include (a) payments in respect of the Credit Obligations, (ii) dividends payable in, or conversion of securities into, perpetual common stock of or other similar equity interests in the Borrower, (iii) the issuance of PIK Interest or (iv) payments in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers and directors (including bonuses paid to Allan Lee pursuant to the Employment Agreement as in effect on the date hereof), (B) advances and reimbursements to employees for travel expenses, drawing accounts, relocation costs and similar expenditures or (C) rent paid to, or accounts payable for services rendered or goods sold by, non-Affiliates that own capital stock of or other equity interests in the Borrower.

“Employment Agreement” means the Employment Agreement dated as of June 26, 2003, as amended and in effect from time to time, between FC Stone Financial, Inc., an Iowa corporation and Allan J. Lee.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including the federal Occupational Health and Safety Act.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Event of Default” is defined in Section 8.1.

“FCStone Group” means FCStone Group, Inc., an Iowa corporation.

“Final Advance Date” means February 4, 2006.

“Final Maturity Date” means March 4, 2006.

“Financial Hedge Agreement” means, collectively, Currency Exchange Agreements and Interest Rate Protection Agreements.

“Financial Officer” means, with respect to the Borrower, its chief executive officer, chief financial officer, chief operating officer, chairman, president, treasurer, controller or any of its vice presidents whose primary responsibility is for its financial affairs, in each case whose incumbency and signatures have been certified to the Lender by the secretary or other appropriate attesting officer of the Borrower.

“Financing Debt” means each of the items described in clauses (a) through (f) of the definition of the term “Indebtedness” and, without duplication, any Guarantees of such items.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board; provided, however, that (a) for purposes of compliance with Section 6 (other than Section 6.4) and the related definitions, “GAAP” means such principles as in effect on the date hereof and as consistently applied by the Borrower in the preparation of the financial statements of the Borrower without giving effect to any subsequent changes thereto and (b) in the event of a change in generally accepted accounting principles after such date, either the Borrower or the Lender may request a change in the definition of “GAAP”), in which case the parties hereto shall negotiate in good faith with respect to an amendment of this Agreement implementing such change.

“Guarantee” means, with respect to the Borrower:

(a) any guarantee by the Borrower of the payment of performance of, or any contingent obligation by the Borrower in respect of, any Indebtedness or other obligation of any primary obligor;

(b) any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Borrower, including any binding “comfort letter” or “keep well agreement” written by the Borrower, to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c) any liability of the Borrower as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d) any liability of the Borrower as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e) any liability of the Borrower with respect to the tax liability of others as a member of a group that is consolidated for tax purposes; and

(f) reimbursement obligations, whether contingent or matured, of the Borrower with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Financial Hedge Agreements;

In each case whether or not any of the foregoing are reflected on the balance sheet of the Borrower or in a footnote thereto; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or not such obligations are outstanding at the time of computation).

“Hazardous Material” means any petroleum fraction, pollutant, contaminant or toxic or hazardous material or waste, including any “hazardous substance” as defined in section 101(14) of CERCLA or any other Environmental Law, which is regulated as toxic or hazardous, or may result in liability, under any Environmental Law.

“Hedge Agreement” means, collectively, Financial Hedge Agreements and Non-Financial Hedge Agreements.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Borrower as liabilities, but in any event including (without duplication):

(a) indebtedness for borrowed money;

(b) indebtedness evidenced by notes, debentures or similar instruments;

(c) capitalized Lease Obligations and Synthetic Lease Obligations;

(d) the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable on customary terms in the ordinary course of business), and any long-term contractual obligations for the payment of money;

(e) mandatory redemption, repurchase or dividend rights on capital stock or other equity interests, including provisions that require the exchange of such capital stock or other equity interests for Indebtedness from the issuer;

(f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Financial Hedge Agreements (without duplication of other Indebtedness supported or guaranteed thereby);

(g) unfunded pension liabilities;

(h) obligations that are immediately and directly due and payable out of the proceeds of or production from property;

(i) liabilities secured by any Lien existing on property owned or acquired by the Borrower, whether or not the liability secured thereby shall have been assumed; and

(j) all Guarantees in respect of Indebtedness of others.

“Indemnified Party” is defined in Section 9.2.

“Initial Closing Date” means March 4, 2004 or such other date prior to April 30, 2004 agreed to by the Borrower and the Lender as the first Closing Date hereunder.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

“Intercreditor Agreement” means each intercreditor agreement dated on or after the date hereof, as amended and in effect from time to time, among the Borrower, any Senior Lender (or group of Senior Lenders) and the Lender.

“Investment” means, with respect to the Borrower:

(a) any share of capital stock, partnership or other equity interest, evidence of Indebtedness or other security issued by any other Person;

(b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

(c) any Guarantee of the obligations of any other Person;

(d) any acquisition of all, or any division or similar operating unit of, the business of any other Person or the assets comprising such business, division or unit; and

(e) any other similar investment.

The investments described in the foregoing clauses (a) through (e) shall be included in the term “Investment” whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term “Investment” shall not include (i) trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable within one year in accordance with customary trade terms, (ii) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the Borrower or as security for any such Indebtedness or claim or (v) demand deposits in banks or similar financial institutions.

In determining the amount of outstanding Investments:

(A) the amount of any Investment shall be the cost thereof minus any returns of capital in cash on such Investment (determined in accordance with GAAP without regard to amounts realized as income on such Investment);

(B) the amount of any Investment in respect of a purchase described in clause (d) above shall include the amount of any Financing Debt assumed in connection with such purchase or secured by any asset acquired in such purchase (whether or not any Financing Debt is assumed) or for which any Person that is merged into or consolidated with the Borrower is liable on the date on which such merger or consolidation occurs; and

(C) no Investment shall be increased as the result of an increase in the undistributed retained earnings of the Person in which the Investment was made or decreased as a result of an equity interest in the losses of such Person.

“Junior Debt” means all Financing Debt (other than the Credit Obligations) that (a) is incurred by the Borrower in the ordinary course of business to fund the purchase or financing by the Borrower of any Permitted Commodity and (b) is subordinated in right of payment to any Senior Debt.

“Legal Requirement” means any present or future requirement imposed upon the Borrower or the Lender by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America or any state or political subdivision thereof, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction where the Borrower owns property or conducts its business, or any political subdivision of any of the foregoing. Any such law, statute, rule, regulation, directive, order, decree, guideline or interpretation imposed on the Lender not having the force of law shall be deemed to be a Legal Requirement for purposes of Section 3 if the Lender reasonably believes that compliance therewith is customary commercial practice.

“Lender” is defined in the preamble to this Agreement.

“Lien” means, with respect to the Borrower:

(a) any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the Borrower, whether now owned or hereafter acquired, or upon the income or profits therefrom (excluding in any event a financing statement filed by a lessor under an operating lease not intended to be a secured financing);

(b) the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease and a Synthetic Lease);

(c) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the Borrower, with or without recourse;

(d) in the case of securities, any purchase option, call or similar purchase right of a third party;

(e) the existence for a period of more than 120 consecutive days of any Indebtedness against the Borrower which if unpaid would by law or upon a Bankruptcy Default be given priority over general creditors.

“LLC Agreement” means the Limited Liability Company Agreement Between the Members of FCStone Merchant Services, LLC dated as of March 4, 2004, as amended and in effect from time to time, between FCStone Group and the Lender.

“Loan” is defined in Section 2.3.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition, income or prospects of the Borrower, whether as a result of (i) general economic conditions affecting the industry or market for any commodity, (ii) difficulties in obtaining supplies and raw materials, (iii) fire, flood or other natural calamities, (iv) environmental pollution, (v) regulatory changes, judicial decisions, war or other governmental action or (vi) any other event or development, whether or not related to those enumerated above, or (b) the ability of any Obligor to perform material obligations under the Credit Documents or (c) the rights and remedies of the Lender under the Credit Documents.

“Material Agreements” means (a) the Charter and By-laws of each of the Borrower and any other Obligor, (b) each Senior Debt Document, (c) the Administrative Services Agreement, (d) the Employment Agreement and (e) all other agreements and instruments material to the Borrower.

“Material Financing Debt” means any Financing Debt (other than the Credit Obligations) outstanding in an aggregate amount of principal (whether or not due) and accrued interest exceeding $100,000.

“Maturity Date” means, with respect to any Advance, any date which (a) is on or prior to each of (i) the 364th day after the Closing Date for such Advance and (ii) the Final Maturity Date and (b) is specified as the maturity date for such Advance on the Borrower Request for such Advance.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, for any period, the net income (or loss) of the Borrower, determined in accordance with GAAP; provided, however, that Net Income shall not include:

(a) the income (or loss) of any Person accrued prior to the date such Person is merged into or consolidated with the Borrower;

(b) the income (or loss) of any Person in which the Borrower has an ownership interest; provided, however, that (i) Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Borrower in the form of dividends or similar Distributions and (ii) Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Borrower in such Person for the purpose of funding any deficit or loss of such Person;

(c) all amounts included in computing such net income (or loss) in respect of (i) the write-up of any asset, including a write-up required by Statement of Financial Accounting Standards No. 115 (regarding mark-to-market of securities), or (ii) the retirement of any Indebtedness or equity at less than face value; and

(d) extraordinary and nonrecurring gains and gains from the sale of assets (other than assets which are Permitted Commodities) or investment activities.

“Net Working Capital” means, at any date, the amount (whether positive or negative) equal to (a) all amounts carried as current assets on the balance sheet of the Borrower determined in accordance with GAAP minus (b) all amounts that are or should be carried as current liabilities on the balance sheet of the Borrower determined in accordance with GAAP.

“Non-Financial Hedge Agreement” means weather insurance, derivatives relating to weather risk, commodity derivative contracts and commodity hedging arrangements.

“Note” is defined in Section 2.3.

“Obligor” means the Borrower and each other Person guaranteeing or providing collateral for the Credit Obligations.

“Payment Default” means an Event of Default referred to in Section 8.1.1.

“Permitted Commodity” means grains, fertilizers, ethanol, lumber, livestock, poultry, sugar, orange juice, coffee, cocoa, milk, crude oil, refined petroleum products, natural gas, petrochemicals, power, ferrous metals and minerals, non-ferrous metals and minerals and precious metals.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

“PIK Interest” means any accrued interest payments on Financing Debt that are postponed or made through the issuance of “payment-in-kind” notes or other similar securities (including book-entry accrual with respect to such postponed interest payments), all in accordance with the terms of such Financing Debt; provided, however, that in no event shall PIK Interest include payments made with cash or Cash Equivalents.

“Plan” means, at any date, any employee benefit plan (including any pension benefit plan subject to Title IV of ERISA) maintained, or to which contributions have been made or are required to be made, by the Borrower.

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. section 690, et seq.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Security Agreement” means the Security Agreement dated as of March 4, 2004, as amended and in effect from time to time, between the Borrower and the Lender.

“Senior Debt” means all Financing Debt that (a) is incurred by the Borrower in the ordinary course of business to fund the purchase or financing by the Borrower of any Permitted Commodity and (b) is not subordinated in right of payment to any other Financing Debt incurred by the Borrower to fund the purchase or financing by the Borrower of such Permitted Commodity.

“Senior Debt Documents” means:

(a) each credit agreement, note, debenture or other similar agreement or instrument under which the Borrower incurs any Senior Debt, each as from time to time; and

(b) any other present or future agreement or instrument from time to time entered into between the Borrower or any other Obligor, on one hand, and any Senior Lender, on the other hand, relating to, amending or modifying any agreement or instrument referred to in clause (a) above, each as from time to time in effect.

“Senior Lender” means any lender (other than the Lender) that provides Senior Debt to the Borrower.

“Subsidiary” means any Person of which the Borrower shall at the time, directly or indirectly, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, manager or joint venturer.

“Synthetic Lease” means a lease by the Borrower that is treated as an operating lease under GAAP and as a loan or other financing for federal income tax purposes.

“Synthetic Lease Obligations” means the aggregate amount of future rental payments under all Synthetic Leases, discounted as if such Synthetic Leases were Capitalized Leases.

“Tangible Net Worth” means, at any date, the total of:

(a) members’ equity of the Borrower determined in accordance with GAAP, excluding the effect of any foreign currency translation adjustments; minus

(b) the amount by which such members’ equity has been increased after the date hereof by:

(i) the income of any Person accrued prior to the date such Person is merged into or consolidated with the Borrower;

(ii) the income of any Person in which the Borrower has an ownership interest; provided, however, that (A) such members’ equity may include amounts in respect of the income of such Person when actually received in cash by the Borrower in the form of dividends or similar Distributions and (ii) such members’ equity shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Borrower in such Person for the purpose of funding any deficit or loss of such Person;

(iii) the write-up of any asset other than a write-up required by Statement of Financial Accounting Standards No. 115 (regarding mark-to-market securities);

(iv) the retirement of any Indebtedness or equity at less than face value; and

(v) extraordinary and nonrecurring gains and gains from the sale of assets (other than assets which are Permitted Commodities) or investment activities; minus

(c) to the extent not already deducted from the amount in clause (a) above, (i) treasury equity, (ii) receivables due from an employee equity ownership plan and (iii) Guarantees of Indebtedness incurred by an employee equity ownership plan; minus

(d) the amount of intangible assets carried on the balance sheet of the Borrower determined in accordance with GAAP, including goodwill, patents, patent applications, copyrights, trademarks, tradenames, research and development expense, organizational expense, unamortized debt discount, deferred financing charges and debt acquisition costs.

“Tax” means any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement (a) to be paid by the Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to the Lender, in each case on or with respect to its obligations hereunder, the Loan or any payment in respect of the Credit Obligations; provided, however, that the term “Tax” shall not include taxes imposed upon or measured by the net income of the Lender or franchise taxes in lieu of net income taxes, in each case imposed by the jurisdiction in which the Lender’s principal place of business in the United States of America is located; provided, further, that the term “Tax” shall include withholding taxes in any event.

“Termination Date” means the date on which (a) all Credit Obligations have been paid, performed and reasonably determined by the Lender to have been indefeasibly discharged in full and (b) the Lender’s commitment to extend credit under this Agreement and the other Credit Documents has been irrevocably terminated.

“United States Funds” means such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

2. THE CREDIT.

2.1. Advances. Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Initial Closing Date and prior to the Final Advance Date the Lender will make loans (each, an “Advance”) to the Borrower in such amounts as may be requested by the Borrower in accordance with Section 2.2. the sum of the aggregate principal amount of the Advances made under this Section 2.1 at any one time outstanding shall in no event exceed $30,000,000.

2.2. Borrowing Requests. The Borrower may from time to time request an Advance under Section 2.1 by providing to the Lender a borrowing request in substantially the form of Exhibit 2.2 (each, a “Borrowing Request”). Such Borrowing Request must be received by the Lender not later than noon (Boston time) on the fifth Business Day prior to the requested Closing Date for such Advance. Such Borrowing Request must specify: (a) the amount of the requested Advance, which shall be not less than $1,000,000 and an integral multiple of $100,000; (b) the requested interest rate for such Advance; (c) the requested Closing Date for such Advance, which shall be a Business Day; (d) the Maturity Date for such advance; (e) the type and quantity of the Permitted Commodity to be purchased with the proceeds of such Advance; and (f) the terms of all financing, purchase, hedging and sale contracts and arrangements (i) which relate to the Permitted Commodity to be purchased with the proceeds of such Advance and (ii) to which the Borrower is or will be party. Upon receipt of such Borrowing Request, the Lender (A) shall, in its sole and absolute discretion, consider the Borrower’s request for such Advance and (B) shall provide the Borrower a written notice which approves or rejects such Borrowing Request no later than five Business Days after receipt of such Borrowing Request; provided, however, that if the Lender shall have failed to provide such written notice within five Business Days after receipt of such Borrowing Request, then the Lender shall be deemed to have rejected such Borrowing Request. If the Lender, in its sole and absolute discretion, approves such Borrowing Request, then, subject to all the other terms and conditions of this Agreement and so long as no Default exists, the Lender shall, on the Closing Date for such Advance specified in such Borrowing Request, make such Advance by wire transfer of immediately available funds to the account of the Borrower designated on Exhibit 2.2. In connection with each such Advance, the Borrower shall furnish to the Lender a certificate in substantially the form or Exhibit 5.2.1.

2.3. Note. The aggregate principal amount of the Advances outstanding from time to time under this Section 2 is referred to as the “Loan”. The Borrower’s obligations to pay the Loan to the Lender shall be evidenced by a note of the Borrower in substantially the form of Exhibit 2.3 (the “Note”), payable to the Lender.

2.4. Application of Proceeds. Subject to the last sentence of this Section 2.4, the Borrower will apply the proceeds of each Advance only to finance the purchase of the type and quantity of the Permitted Commodity specified in the Borrowing Request for such Advance. The Borrower will not, directly or indirectly, apply any part of the proceeds of any extension of credit made pursuant to the Credit Documents to purchase or to carry Margin Stock or to any transaction prohibited by the Credit Documents or by Legal Requirements applicable to the Lender.

3. INTEREST; COMMITMENT FEE; ETC.

3.1. Interest. Each Advance shall accrue and bear daily interest at a rate per annum which shall at all times equal the Applicable Rate for such Advance. On the Maturity Date for any Advance, the Borrower will pay the accrued and unpaid interest on such Advance. On the Final Maturity Date or any accelerated maturity of the Loan, the Borrower will pay all accrued and unpaid interest on the Loan. Upon the occurrence and during the continuance of an Event of

Default, the Lender may require accrued interest on any Advance to be payable on demand or at regular intervals.

3.2. Commitment Fee. If (a) the Lender approves any Borrowing Request for any Advance in accordance with Section 2.2 and (b) the Closing Date for such requested Advance does not occur (other than as a result of the Lender’s failure to fund such Advance as required by the terms of this Agreement) within 45 days after the date on which the Lender receives such Borrowing Request from the Borrower, then, in consideration of the Lender’s commitment to make such requested Advance, the Borrower will, within 45 days after the date on which the Lender receives such Borrowing Request from the Borrower, pay to the Lender a commitment fee in an amount equal to the product of (i) the amount of such requested Advance multiplied by (ii) 1%.

3.3. Changes in Circumstances; Yield Protection.

3.3.1 Taxes. All payments of the Credit Obligations shall be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Borrower is required by law to make such deductions. If (a) the Lender shall be subject to any Tax with respect to any payment of the Credit Obligations or its obligations hereunder or (b) the Borrower shall be required to withhold or deduct any Tax on any payment on the Credit Obligations, then the Lender may claim compensation from the Borrower under Section 3.3.3. Whenever Taxes must be withheld by the Borrower with respect to any payments of the Credit Obligations, the Borrower shall promptly furnish to the Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld. If the Borrower fails to pay any such Taxes when due or fails to remit to the Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Borrower shall indemnify the Lender for any incremental Taxes and interest or penalties that may become payable by the Lender as a result of any such failure. In the event the Lender receives a refund of any Taxes for which it has received payment from the Borrower under this Section 3.3.1, the Lender shall promptly pay the amount of such refund to the Borrower, together with any interest thereon actually earned by the Lender.

3.3.2 Regulatory Changes. If the Lender shall determine that (a) any change in any Legal Requirement (including any new Legal Requirement) after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by the Lender with respect to the Loan the return to be earned by the Lender on the Loan or (ii) require the Lender or any Affiliate of the Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by the Lender under any Credit Document (other than Taxes or income or franchise taxes imposed by the jurisdiction in which the Lender’s principal place of business in the United States of America is located) and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the Applicable Rate, then the Lender may claim compensation from the Borrower under Section 3.3.3.

3.3.3 Compensation Claims. Within 15 days after the receipt by the Borrower of a certificate from the Lender setting forth why it is claiming compensation under this

Section 3.3 and computations (in reasonable detail) of the amount thereof, the Borrower shall pay to the Lender such additional amounts as the Lender sets forth in such certificate as sufficient fully to compensate it on account of the foregoing provisions of this Section 3.3, together with interest on such amount from the 15th day after receipt of such certificate until payment in full thereof at the Applicable Rate. The determination by the Lender of the amount to be paid to it and the basis for computation thereof hereunder shall be conclusive so long as (a) such determination is made in good faith, (b) no manifest error appears therein and (c) the Lender uses reasonable averaging and attribution methods.

3.3.4 Mitigation. The Lender shall take such commercially reasonable steps as it may determine are not disadvantageous to it, including changing lending offices to the extent feasible, in order to reduce amounts otherwise payable by the Borrower to the Lender pursuant to this Section 3.3. In addition, the Borrower shall not be responsible for costs under this Section 3.3 arising more than 90 days prior to receipt by the Borrower of the certificate from the Lender pursuant to this Section 3.3.

3.4. Computations of Interest and Fees. For purposes of this Agreement, interest (and any other amount expressed as interest) shall be computed on the basis of a 365-day year for actual days elapsed. If any payment required by this Agreement becomes due on any day that is not a Business Day, such payment shall, be made on the next succeeding Business Day. If the due date for any payment of principal is extended as a result of the immediately preceding sentence, interest shall be payable for the time during which payment is extended at the Applicable Rate.

3.5. Maximum Lawful Interest Rate. All Credit Documents are expressly limited so that in no event, including the acceleration of the maturity of the Credit Obligations, shall the amount paid or agreed to be paid in respect of interest on the Credit Obligations (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Credit Documents. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Credit Documents exceeds such maximum permissible amount, the obligation to pay interest under the Credit Documents (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts in respect of interest (or fees or other amounts deemed payment for the use of funds) previously paid to the Lender in excess of such maximum permissible amount shall be automatically applied to reduce the amount of the Loan.

4. PAYMENT.

4.1. Payment at Maturity. On the Final Maturity Date or any accelerated maturity of the Loan, the Borrower will pay to the Lender an amount equal to the Loan, together with all accrued and unpaid interest and fees with respect thereto and all other Credit Obligations then outstanding.

4.2. Mandatory Prepayments.

4.2.1 Excess Credit Exposure. If at any time the Loan exceeds the limit set forth in Section 2.1, the Borrower shall within one Business Day pay to the Lender as a prepayment of the Loan the amount of such excess.

4.2.2 Advances. On the Maturity Date for any Advance, the Borrower will pay to the Lender as a prepayment of the Loan an amount equal to such Advance.

4.3. Voluntary Prepayments. In addition to the prepayments required by Section 4.2, the Borrower may from time to time prepay all or any portion of the Loan (in a minimum amount of $500,000 and an integral multiple of $100,000, or such lesser amount of any Advance as is then outstanding), without premium or penalty of any type. The Borrower shall give the Lender at least one Business Day’s prior notice of its intention to prepay the Loan under this Section 4.3, specifying (a) the date of payment, (b) the total amount of the Loan to be paid on such date, (c) the Advances to which such prepayment should be applied and (d) the amount of interest to be paid with such prepayment.

4.4. Reborrowing; Application of Payments, etc.

4.4.1 Reborrowing. The amounts of the Loan prepaid pursuant to Sections 4.2.2 and 4.3 may be reborrowed from time to time prior to the Final Advance Date in accordance with Section 2, subject to the limits set forth therein. No portion of the Loan prepaid pursuant to Section 4.2.1 may be reborrowed.

4.4.2 Order of Application. Any prepayment of the Loan pursuant to Section 4.2 shall be applied to the Advances in the chronological order of the respective maturities thereof.

4.4.3 Payment with Accrued Interest, etc. Upon all prepayments of the Loan, the Borrower shall pay to the Lender, together with the principal amount to be prepaid, unpaid interest in respect thereof accrued to the date of prepayment. Notice of prepayment having been given in accordance with Section 4.3, and whether or not notice is given of prepayments pursuant to Section 4.2, the amount specified to be prepaid shall become due and payable on the date specified for prepayment.

5.	CONDITIONS TO EXTENDING CREDIT.

5.1. Conditions on Initial Closing Date. The obligation of the Lender to make the initial Advance pursuant to Section 2 shall be subject to the satisfaction, on or before the Initial Closing Date, of the conditions set forth in this Section 5.1 as well as the further conditions in Section 5.2. If the conditions set forth in this Section 5.1 are not met on or prior to the Initial Closing Date, the Lender shall have no obligation to make any Advance hereunder.

5.1.1 Note. The Borrower shall have duly authorized, executed and delivered to the Lender a Note.

5.1.2 Security Agreement. The Borrower shall have duly authorized, executed and delivered to the Lender the Security Agreement, which shall be in substantially the form of Exhibit 5.1.2.

5.1.3 Perfection of Security. The Borrower shall have duly authorized, executed, acknowledged, delivered, filed, registered and recorded such security agreements, notices, financing statements, memoranda of intellectual property security interests and other instruments as the Lender may have reasonably requested in order to perfect the Liens purported or required pursuant to the Credit Documents to be created in the Credit Security and shall have paid all filing or recording fees or taxes required to be paid in connection therewith, including any recording, mortgage, documentary, transfer or intangible taxes.

5.1.4 Capitalization. The Lender shall be satisfied with the ownership, legal structure and capitalization of the Borrower, including the terms and conditions of the Charter and By-laws of, and the membership interests and other equity interests issued by, the Borrower and any agreements relating thereto.

5.1.5 Solvency, etc. After giving effect to the incurrence of the Credit Obligations, the Borrower:

(a) will be solvent;

(b) will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as such debts become absolute and mature;

(c) will have access to adequate capital for the conduct of its business; and

(d) will have the ability to pay its debts from time to time incurred as such debts mature.

The Borrower shall have furnished to the Lender a certificate, signed by a Financial Officer, to these effects.

5.1.6 Legal Opinion. The Lender shall have received from Dickinson, Mackaman, Tyler & Hagen, PC, special counsel for the Borrower, a legal opinion with respect to the transactions contemplated by the Credit Documents, which opinion shall be in form and substance reasonably satisfactory to the Lender. The Borrower authorizes and directs its special counsel to furnish such opinion.

5.1.7 Payment of Fees. The Borrower shall have paid all fees and expenses of the Lender (including reasonable fees and disbursements of counsel to the Lender) which the Borrower is required to pay pursuant to this Agreement and for which statements have been rendered on or prior to the Initial Closing Date.

5.1.8 Proper Proceedings. This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary limited liability company or other proceedings. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

5.1.9 General. All legal and limited liability company proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender and the Lender shall have received copies of all documents, including certified copies of the Charter and By-Laws of the Borrower, records of corporate proceedings, certificates as to signatures and incumbency of officers and opinions of counsel, which the Lender may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

5.2. Conditions to Each Extension of Credit. The obligation of the Lender to make any Advance pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date for such Advance, of the following conditions:

5.2.1 Officer’s Certificate. The representations and warranties contained in Section 7 shall be true and correct on and as of such Closing Date with the same force and effect as though made on and as of such date (except as to any representation or warranty which refers to a specific earlier date); no Default shall exist on such Closing Date prior to or immediately after giving effect to the requested Advance; no Material Adverse Change shall have occurred since October 27, 2003; and the Borrower shall have furnished to the Lender in connection with the requested Advance a certificate to these effects, in substantially the form of Exhibit 5.2.1, signed by a Financial Officer.

5.2.2 Intercreditor Agreement. If the Borrower will apply any proceeds of any Senior Debt, as well as the proceeds of such Advance, to finance the purchase of the Permitted Commodity specified in the Borrowing Request for such Advance, then each of the Borrower and each Senior Lender providing such Senior Debt shall have duly authorized, executed and delivered to the Lender an intercreditor agreement in form and substance satisfactory to the Lender.

5.2.3 Legality, etc. The making of the requested extension of credit shall not (a) subject the Lender to any penalty or special tax (other than a Tax for which the Borrower is required to reimburse the Lender under Section 3.3), (b) be prohibited by any Legal Requirement or (c) violate any credit restraint program of the executive branch of the government of the United States of America, the Board of Governors of the Federal Reserve System or any other governmental or administrative agency so long as the Lender reasonably believes that compliance therewith is customary commercial practice.

6. GENERAL COVENANTS. The Borrower covenants with the Lender that, until the Termination Date, the Borrower will comply with the following provisions:

6.1. Taxes and Other Charges; Accounts Payable.

6.1.1 Taxes and Other Charges. The Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all taxes, assessments and other governmental charges imposed upon the Borrower and its properties, sales or activities, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if the Borrower shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.1.2 Accounts Payable. The Borrower shall promptly pay when due, or in conformity with customary trade terms, all accounts payable incident to the operations of the Borrower not referred to in Section 6.1.1; provided, however, that any such accounts payable need not be paid if the validity or amount thereof shall at the time be contested in good faith and if the Borrower shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto.

6.2. Conduct of Business, etc.

6.2.1 Types of Business. The Borrower shall engage only in (a) the business of (i) purchasing, transporting, storing, processing, hedging, financing and selling commodities on the terms specified in Exhibit 6.2.1 and (ii) providing risk management advisory services to clients and (b) other activities related thereto.

6.2.2 Maintenance of Properties. The Borrower:

(a) shall keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are necessary for the efficient operation of its businesses and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change; and

(b) shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business.

6.2.3 Compliance with Legal Requirements. The Borrower shall comply in all material respects with all valid Legal Requirements applicable to it, except where (a) compliance therewith shall at the time be contested in good faith by appropriate proceedings and (b) failure so to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change.

6.2.4 Compliance with Material Agreements. The Borrower shall comply in all material respects with the Material Agreements (to the extent not in violation of the other provisions of this Agreement or any other Credit Document). Without the prior written consent of the Lender, no Material Agreement shall be amended, modified, waived or terminated in any manner that would have in any material respect an adverse effect on the interests of the Lender.

6.3. Insurance.

6.3.1 Property Insurance. The Borrower shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

6.3.2 Liability Insurance. The Borrower shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities; provided, however, that it may effect workers’ compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction.

6.4. Financial Statements and Reports. The Borrower shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to its business and affairs in accordance with generally accepted accounting practice. The fiscal year of the Borrower shall end on August 31 in each year and the fiscal quarters of the Borrower shall end on February 28, May 31, August 31 and November 30 in each year.

6.4.1 Annual Reports. The Borrower shall furnish to the Lender as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal year, the statements of income, of changes in members’ equity and of cash flows of the Borrower for such fiscal year (all in reasonable detail) and comparative figures for the immediately preceding fiscal year, all accompanied by:

(a) Reports of independent certified public accountants of recognized national standing reasonably satisfactory to the Lender, containing no material qualification, to the effect that they have audited the foregoing financial statements in accordance with generally accepted auditing standards and that such financial statements present fairly, in all material respects, the financial position of the Borrower at the date thereof and the results of its operations for the period covered thereby in conformity with GAAP.

(b) The statement of such accountants that they have caused this Agreement to be reviewed and that in the course of their audit of the Borrower no facts have come to their attention that cause them to believe that any Default exists and in particular that they have no knowledge of any Default under the Computation Covenants or, if such is not the case, specifying such Default and the nature thereof. This statement is furnished by such accountants with the understanding that the examination of such accountants cannot be relied upon to give such accountants knowledge of any such Default except as it relates to accounting or auditing matters within the scope of their audit.

(c) A certificate of the Borrower signed by a Financial Officer to the effect that such Financial Officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such Financial Officer has such knowledge, specifying such Default and the nature thereof, and what action the Borrower has taken, is taking or proposes to take with respect thereto.

(d) Computations by the Borrower comparing the financial statements referred to above with the most recent budget for such fiscal year furnished to the Lender in accordance with Section 6.4.4.

(e) Computations by the Borrower in substantially the form of Exhibit 6.4 demonstrating, as of the end of such fiscal year, compliance with the Computation Covenants, signed by a Financial Officer.

(f) Supplements to Exhibits 7.1, 7.3 and 7.15 showing any changes in the information set forth in such exhibits not previously furnished to the Lender in writing, which supplements must be reasonably satisfactory to the Lender, as well as any changes in the Charter, Bylaws or incumbency of officers of the Obligors from those previously certified to the Lender.

(g) In the event of a change in GAAP, computations by the Borrower, signed by a Financial officer, reconciling the financial statements referred to above with financial statements prepared in accordance with GAAP as applied to the other covenants in Section 6 and related definitions.

(h) In reasonable detail, management’s discussion and analysis of the results of operations and the financial condition of the Borrower as at the end of and for the year covered by such financial statements.

6.4.2 Quarterly Reports. The Borrower shall furnish to the Lender as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the internally prepared balance sheet of the Borrower as of the end of such fiscal quarter, the statements of income, of changes in shareholders’ equity and of cash flows of the Borrower for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and comparative figures for the same period in the preceding fiscal year, all accompanied by:

(a) A certificate of the Borrower signed by a Financial Officer to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrower at the date thereof and the results of their operations for the period covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

(b) A certificate of the Borrower signed by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any

Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

(c) Computations by the Borrower comparing the financial statements referred to above with the most recent budget for the period covered thereby furnished to the Lender in accordance with Section 6.4.4.

(d) Computations by the Borrower in substantially the form of Exhibit 6.4 demonstrating, as of the end of such quarter, compliance with the Computation Covenants, signed by a Financial Officer.

(e) Supplements to Exhibits 7.1, 7.3 and 7.15 showing any changes in the information set forth in such exhibits not previously furnished to the Lender in writing, which supplements must be reasonably satisfactory to the Lender, as well as any changes in the Charter, Bylaws or incumbency of officers of the Obligors from those previously certified to the Borrower.

(f) In reasonable detail, management’s discussion and analysis of the results of operations and financial condition of the Borrower as at the end of and for the fiscal period covered by the financial statements referred to above.

6.4.3 Monthly Reports. The Borrower shall furnish to the Lender as soon as available and, in any event, within 30 days after the end of each month, the internally prepared balance sheet of the Borrower as at the end of such month and the statement of income of the Borrower for such month (all in reasonable detail), all accompanied by a certificate of the Borrower signed by a Financial Officer to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, on a summary basis the financial position of the Borrower at the date thereof and the results of its operations for the period covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

6.4.4 Other Reports. The Borrower shall promptly furnish to the Lender:

(a) As soon as prepared and in any event before the beginning of each fiscal year, an annual budget and operating projections for such fiscal year of the Borrower, prepared in a manner consistent with the manner in which the financial projections for the previous fiscal year were prepared.

(b) Any material updates of such budget and projections.

(c) Any management letters furnished to the Borrower by its auditors.

(d) All budgets, projections, statements of operations and other reports furnished generally to the members of the Borrower.

(e) Such registration statements, proxy statements and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Borrower with the Securities and Exchange Commission.

(f) Any 90-day letter or 30-day letter from the federal Internal Revenue Service (or the equivalent notice received from state or other taxing authorities) asserting tax deficiencies against the Borrower.

6.4.5 Notice of Litigation, Defaults, etc. The Borrower shall promptly furnish to the Lender notice of any litigation or any administrative or arbitration proceeding (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Borrower of more than $100,000 or (b) which results, or creates a material risk of resulting, in a Material Adverse Change. Promptly upon acquiring knowledge thereof, the Borrower shall notify the Lender of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

6.4.6 Other Information. From time to time at reasonable intervals upon request of any authorized officer of the Lender, the Borrower shall furnish to the Lender such other information regarding the business, assets, financial condition, income or prospects of the Borrower as such officer may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which the Borrower is party. The Lender’s authorized officers and representatives shall have the right during normal business hours upon reasonable notice and at reasonable intervals to examine the books and records of the Borrower and to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Credit Document. The Lender, at the expense of the Borrower at any time a Default exists and otherwise at the expense of the Lender, may, upon reasonable advance notice, undertake to have the Borrower reviewed by the Lender’s commercial financial examiners and fixed asset appraisers.

6.5. Certain Financial Tests.

6.5.1 Tangible Net Worth. Tangible Net Worth shall at all times equal or exceed $1,500,000.

6.5.2 Net Working Capital. Net Working Capital shall at all times equal or exceed $1,500,000.

6.6. Indebtedness. The Borrower shall not create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, including Guarantees of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties, (or become contractually committed to do so), except the following:

6.6.1 Indebtedness in respect of the Credit Obligations.

6.6.2 To the extent permitted by Section 6.7.2, Indebtedness in respect of Capitalized Lease Obligations, Synthetic Lease Obligations or secured by purchase money security interests; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.6.2 at any one time outstanding shall not exceed $100,000.

6.6.3 Current liabilities, other than Financing Debt, incurred in the ordinary course of business or in accordance with Hedge Agreements permitted by the other provisions of this Agreement.

6.6.4 To the extent that payment thereof shall not at the time be required by Section 6.1.1, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

6.6.5 Indebtedness secured by Liens of carriers, warehouses, mechanics, landlords and other Persons permitted by Sections 6.7.4 and 6.7.5.

6.6.6 Indebtedness in respect of judgments or awards (a) which have been in force for less than the applicable appeal period or (b) in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), the Borrower shall have taken appropriate reserves therefore in accordance with GAAP and execution of such judgment or award shall not be levied.

6.6.7 Indebtedness in respect of deferred taxes arising in the ordinary course of business.

6.6.8 Indebtedness outstanding on the date hereof and described in Exhibit 7.3 and all refinancings and extensions thereof not in excess of the amount thereof outstanding immediately prior to such refinancing or extension.

6.6.9 Senior Debt; provided, however, that: (a) the aggregate amount of all Senior Debt at any one time outstanding shall not exceed $300,000,000; and (b) upon 90 days’ prior written notice from the Lender to the Borrower after the occurrence and during the continuance of any Payment Default, the Lender shall not incur any additional Senior Debt.

6.6.10 Junior Debt; provided, however, that: (a) the aggregate amount of all Junior Debt at any one time outstanding shall not exceed $30,000,000; (b) in no event shall the Borrower apply the proceeds of each of (i) any Junior Debt and (ii) any Advance, to finance the same purchase of any Permitted Commodity, unless such Junior Debt is subordinated to the prior payment of such Advance on terms that are satisfactory to the Lender, in its sole and absolute discretion; and (c) upon 90 days’ prior written notice from the Lender to the Borrower after the occurrence and during the continuance of any Payment Default, the Lender shall not incur any additional Junior Debt.

6.6.11 Obligations of the Borrower to repurchase equity interests in the Borrower in accordance with sections 4.01(b), 4.03 and 6.02(b) of the LLC Agreement, and

Indebtedness evidenced by promissory notes issued by the Borrower in accordance with section 4.03 of the LLC Agreement to satisfy such repurchase obligations.

6.6.12 Obligations of the Borrower in respect of any deposit (including any cash collateral) or other pledge granted by any Person to the Borrower to secure the performance by such Person of any bid, tender, contract or lease.

6.6.13 Indebtedness (other than Financing Debt) in addition to the foregoing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000.

6.7. Liens. The Borrower shall not create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (or become contractually committed to do so), except the following:

6.7.1 Liens on the Credit Security that secure the Credit Obligations.

6.7.2 Liens constituting (a) purchase money security interests (including mortgages, conditional sales, Capitalized Leases, Synthetic Leases and any other title retention or deferred purchase devices) in real property, interests in leases or tangible personal property (other than inventory) existing or created on the date on which such property is acquired or within 60 days thereafter and (b) the renewal, extension or refunding of any security interest referred to in the foregoing clause (a) in an amount not to exceed the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations and Synthetic Lease Obligations) secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and (ii) the aggregate principal amount of all Indebtedness secured by Liens permitted by this Section 6.7.2 shall not exceed the amount permitted by Section 6.6.2.

6.7.3 Deposits or pledges made (a) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, (b) in connection with casualty insurance maintained in accordance with Section 6.3, (c) to secure the performance of bids, tenders, contracts (other than contracts relating to Financing Debt) or leases, (d) to secure statutory obligations or surety or appeal bonds, (e) to secure indemnity, performance or other similar bonds in the ordinary course of business or (f) in connection with contested amounts to the extent that payment thereof shall not at that time be required by Section 6.1.

6.7.4 Liens of carriers, warehouses, mechanics and similar Liens, in each case (a) in existence less than 90 days from the date of creation thereof or (b) being contested in good faith by the Borrower in appropriate proceedings (so long as the Borrower shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto).

6.7.5 Encumbrances in the nature of (a) zoning restrictions, (b) easements, (c) restrictions of record on the use of real property, (d) landlords’ and lessors’ Liens on rented premises and (e) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Borrower.

6.7.6 Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 6.1.

6.7.7 Restrictions under federal and state securities laws on the transfer of securities.

6.7.8 The sale of doubtful accounts receivable for collection in the ordinary course of business.

6.7.9 Liens as in effect on the date hereof described in Exhibit 7.3 (and renewals and replacements thereof) and securing Indebtedness permitted by Section 6.6.8.

6.7.10 Liens on Permitted Commodities to secure Senior Debt permitted by Section 6.6.9; provided, however, that each such Lien shall attach solely to the particular Permitted Commodity purchased with the proceeds of such Senior Debt.

6.7.11 Liens on Permitted Commodities to secure Junior Debt permitted by Section 6.6.10; provided, however, that (a) each such Lien shall attach solely to the particular Permitted Commodity purchased with the proceeds of such Junior Debt and (b) in no event shall the Borrower grant Liens on such particular Permitted Commodity to secure each of (i) such Junior Debt and (ii) any Advance, unless the Lien securing such Junior Debt is subordinated to the Lien securing such Advance on terms that are satisfactory to the Lender, in its sole and absolute discretion.

6.8. Investments and Acquisitions. The Borrower shall not have outstanding, acquire or hold any Investment (including any Investment consisting of the acquisition of any business) (or become contractually committed to do so), except Investments in Cash Equivalents and Hedge Agreements permitted by the other provisions of this Agreement.

6.9. Distributions. The Borrower shall not make any Distribution (or become contractually committed to do so), except the following:

6.9.1 The Borrower may make Distributions to its members to the extent and at the times necessary for such members to pay their respective federal (and, if applicable, state) income taxes arising from such members’ respective allocable shares of the Borrower’s income taxable directly to such members for federal (and, if applicable, state) income tax purposes; provided, however, that such Distributions may be made only to the extent that the member in question has realized income arising from such allocable share of the Borrower’s income in excess of such member’s previously realized losses arising from such member’s allocable share of the Borrower’s losses applicable to such member for federal (and, if applicable, state) income tax purposes.

6.9.2 The Borrower may make Distributions to its members to the extent required to satisfy its repurchase obligations under sections 4.01(b), 4.03 and 6.02(b) of the LLC Agreement.

6.9.3 The Borrower may make payments to FCStone Group pursuant to the Administrative Services Agreement as in effect on the date hereof; provided, however, that (a) during the fiscal year of the Borrower ending on August 31, 2004, the aggregate amount of such payments shall not exceed $36,000 and (b) during any fiscal year of the Borrower ending after August 31, 2004, the aggregate amount of such payments shall not exceed an amount that is satisfactory to, and approved in writing by, the Lender, in its sole and absolute discretion.

6.10. Asset Dispositions and Mergers. The Borrower shall not merge or enter into a consolidation or sell, lease, exchange, sell and lease back, sublease or otherwise dispose of any of its assets (or become contractually committed to do so), except the following:

6.10.1 The Borrower may sell or otherwise dispose of: (a) inventory (including Permitted Commodities) and Cash Equivalents in the ordinary course of business; (b) assets (i) that will be replaced in the ordinary course of business within 12 months by other assets of equal or greater value or (ii) that are no longer used or useful in the business of the Borrower; provided, however that the aggregate fair market value (book value, if greater) of all assets sold under this clause (b) in any fiscal year shall not exceed $10,000; and (c) doubtful accounts receivable for collection purposes in the ordinary course of business.

6.10.2 Licensing or leasing of assets for fair value in the ordinary course of business (so long as such assets are still available to be used by the Borrower to the extent necessary to its business).

6.11. No Subsidiaries. The Borrower shall not have any Subsidiaries.

6.12. Voluntary Prepayments of Other Indebtedness. The Borrower shall not make any voluntary prepayment of principal of, or interest on, any Financing Debt (other than the Credit Obligations) or make any voluntary redemptions or repurchases of Financing Debt (other than the Credit Obligations), in each case except in order to facilitate a refinancing of Indebtedness permitted by Section 6.6.

6.13. Derivative Contracts. The Borrower shall not enter into any Hedge Agreement (including futures contracts and forward contracts) except to provide hedge protection for an underlying economic transaction in the ordinary course of business.

6.14. Negative Pledge Clauses. The Borrower shall not enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any collateral for such obligation if collateral is granted for another obligation, except for (a) this Agreement and the other Credit Documents and (b) covenants in documents creating Liens permitted by Section 6.7 prohibiting further Liens on the assets encumbered thereby.

6.15. ERISA, etc. The Borrower (a) shall not maintain any Plan and (b) shall not have any liability under any Plan or under ERISA or any other applicable law relating to compensation or employee benefit plans.

6.16. Transactions with Affiliates. The Borrower shall not effect any transaction with any of its Affiliates (other than the Lender) on a basis less favorable to the Borrower than would be the case if such transaction had been effected with a non-Affiliate.

6.17. Environmental Laws.

6.17.1 Compliance with Law and Permits. The Borrower shall use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep in effect all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

6.17.2 Notice of Claims, etc. The Borrower shall immediately notify the Lender and provide copies upon receipt, of all written claims, complaints, notices or inquiries from governmental authorities relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Lender any actions and proceedings relating to compliance with Environmental Laws.

6.18. Hedging Requirements. The Borrower shall not effect any transaction unless such transaction (a) has no material price-fluctuation risk or (b) is hedged with a counterparty whose (i) long-term unsecured debt obligations are rated at least Aa by Moody’s or AA by S&P, (ii) commercial paper is rated at least Prime-1 by Moody’s or A-1 by S&P or (iii) creditworthiness is approved in writing by the Lender, in its sole and absolute discretion. The Borrower shall comply with the hedging requirements set forth in Exhibit 6.18.

7. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to extend credit to the Borrower hereunder, the Borrower represents and warrants as follows:

7.1. Organization and Business.

7.1.1 Borrower. The Borrower is a duly organized and validly existing limited liability company, in good standing under the laws of Delaware, with all power and authority, corporate or otherwise, necessary (a) to enter into and perform this Agreement and each other Credit Document to which it is party, (b) to grant the Lender the security interests in the Credit Security owned by it to secure the Credit Obligations and (c) to own its properties and carry on the business now conducted or proposed to be conducted by it. Certified copies of the Charter and By-laws of the Borrower have been previously delivered to the Lender and are correct and complete. Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the date hereof or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with Sections 6.4.1 and 6.4.2, (i) the jurisdiction of organization, the organizational identification number issued by such jurisdiction and the federal taxpayer identification number of the Borrower, (ii) the address of the Borrower’s principal executive office and chief place of business, (iii) each name, including any trade name, under which the Borrower conducts its business, and (iv) the jurisdictions in which the Borrower owns or leases real or tangible personal property and, in the case of real property, whether such real property is owned or leased by the Borrower.

7.1.2 No Subsidiaries. The Borrower has no Subsidiaries.

7.1.3 Qualification. The Borrower is duly and legally qualified to do business as a foreign limited liability company and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or create a material risk of resulting, in any Material Adverse Change.

7.1.4 Capitalization. Except as set forth in the LLC Agreement, no options, warrants, conversion rights, preemptive rights or other statutory or contractual rights to purchase equity securities of the Borrower now exist, nor has the Borrower authorized any such right, nor is the Borrower obligated in any other manner to issue equity securities.

7.2. Material Agreements. Each of the Material Agreements is listed on Exhibit 7.2. The Borrower has previously furnished to the Lender correct and complete copies, including all exhibits, schedules and amendments thereto, of all Material Agreements, each as in effect on the date hereof.

7.3. Agreements Relating to Financing, Debt, Investments, etc. Exhibit 7.3, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth:

(a) the amounts (as of the dates indicated in Exhibit 7.3, as so supplemented) of all Financing Debt of the Borrower and all agreements, Liens and Guarantees which relate to such Financing Debt;

(b) the amounts (as of the dates indicated in Exhibit 7.3, as so supplemented) of all Investments of the Borrower, all agreements which relate to such Investments and all agreements which directly or indirectly require the Borrower to make any Investment;

(c) all material license agreements with respect to the products of the Borrower, including the parties thereto and the expiration dates thereof;

(d) all copyrights owned by the Borrower that are registered with the United States Copyright Office (or any office maintaining registration of copyrights in any foreign jurisdiction) and all applications for such registration;

(e) all trademarks and service marks owned by the Borrower that are registered with the United States Patent and Trademark Office (or any office maintaining registration of trademarks and service marks in any state of the United States of America or any foreign jurisdiction) and all applications for such registration;

(f) all United States and foreign patents and patent applications owned by the Borrower;

(g) all internet domain names owned by the Borrower and the related registry information;

(h) all commercial tort claims owned by the Borrower and related information with respect to the status of the proceedings; and

(i) all bank and deposit accounts owned by the Borrower.

The Borrower has furnished the Lender correct and complete copies of any agreements described above in this Section 7.3 requested by the Lender.

7.4. Changes in Condition. Since October 27, 2003, no Material Adverse Change has occurred. Between October 27, 2003 and the date hereof, the Borrower has not entered into any material transaction outside the ordinary course of business, except for the transactions contemplated by this Agreement and the Material Agreements.

7.5. Title to Assets. The Borrower has good and marketable title to all assets necessary for or used in the operations of its business as now conducted by it and reflected in the balance sheet most recently furnished to the Lender pursuant to Section 6.4.1 or 6.4.2, and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens other than Liens permitted by Section 6.7 and except for assets disposed of as permitted by Section 6.10.

7.6. Operations in Conformity with Law, etc. The operations of the Borrower as now conducted or proposed to be conducted are not in violation of, nor is the Borrower in default under, any Legal Requirement presently in effect, except for such violations and defaults as do not and will not, in the aggregate, result, or create a material risk of resulting, in any Material Adverse Change. The Borrower has not received any notice of any such violation or default and has no knowledge of any basis on which the operations of the Borrower, as now conducted and as currently proposed to be conducted, would be held so as to violate or to give rise to any such violation or default.

7.7. Litigation. No litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Borrower, threatened which (a) involves any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or creates a material risk of resulting, in any Material Adverse Change or (b) seeks to enjoin the consummation, or questions the validity, of any of the transactions contemplated by this Agreement or any other Credit Document. No judgment, decree or order of any court, board or other governmental or administrative agency or any arbitrator has been issued against or binds the Borrower which has resulted, or creates a material risk of resulting, in any Material Adverse Change.

7.8. Authorization and Enforceability. Each Obligor has taken all corporate action required to execute, deliver and perform each Credit Document to which it is party. No consent of the equityholders of any Obligor is necessary in order to authorize the execution, delivery or performance of any Credit Document to which such Obligor is party. This Agreement and each other Credit Document constitutes the legal, valid and binding obligation of each Obligor party thereto and is enforceable against such Obligor in accordance with its terms.

7.9. No Legal Obstacle to Agreements. Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any borrowings hereunder, nor the guaranteeing of the Credit Obligations, nor the securing of the Credit Obligations with the Credit Security, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or ease contemplated by this Agreement or any other Credit Document, has constituted or resulted in or will constitute or result in:

(a) any breach or termination of the provisions of (i) any agreement, instrument, deed or lease to which any Obligor is a party or by which it is bound or (ii) the Charter or By-laws of any Obligor;

(b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to any Obligor;

(c) the creation under any agreement, instrument, deed or lease of any Lien (other than Liens on the Credit Security which secure the Credit Obligations) upon any of the assets of any Obligor, or

(d) any redemption, retirement or other repurchase obligation of any Obligor under any Charter, By-law, agreement, instrument, deed or lease.

Except for filings necessary to perfect the Lender’s security interest in the Credit Security, no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by any Obligor in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby, the making of any borrowing hereunder, the guaranteeing of the Credit Obligations or the securing of the Credit Obligations with the Credit Security.

7.10. Defaults. The Borrower is not in default under any provision of its Charter or By-laws or of this Agreement or any other Credit Document. The Borrower is not in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound so as to result, or create a material risk of resulting, in any Material Adverse Change.

7.11. Licenses, etc. The Borrower has all patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, franchises, permits, authorizations and other rights as are reasonably necessary for the conduct of the business of the Borrower as now conducted by it. All of the foregoing are in full force and effect in all material respects, and the Borrower is in substantial compliance with the foregoing without any known conflict with the valid rights of others which has resulted, or creates a material risk of resulting, in any Material Adverse Change. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license, franchise or other right or which affects the rights of the Borrower thereunder so as to result, or to create a material risk of resulting, in any Material Adverse Change.

7.12. Tax Returns. The Borrower has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or to any assessment received by it, other than taxes and assessments being contested by the Borrower in good faith by appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP. The Borrower does not know of any material additional assessments or any basis therefor. The Borrower reasonably believes that the charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are adequate.

7.13. Certain Business Representations.

7.13.1 Labor Relations. No dispute or controversy between the Borrower and any of its employees has resulted, or is reasonably likely to result, in any Material Adverse Change, and the Borrower does not anticipate that its relationships with its unions or employees will result, or are reasonably likely to result, in any Material Adverse Change. The Borrower is in compliance in all material respects with all federal and state laws with respect to (a) non-discrimination in employment with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Change and (b) the payment of wages.

7.13.2 Antitrust. The Borrower is in compliance in all material respects with all federal and state antitrust laws relating to its business and the geographic concentration of its business.

7.13.3 Consumer Protection. The Borrower is not in violation of any rule, regulation, order or interpretation of any rule, regulation or order of the Federal Trade Commission (including truth-in-lending), with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Change.

7.13.4 Extraordinary Obligations. The Borrower is not party to or bound by any agreement, instrument, deed or lease, and is not subject to any Charter, By-law or other restriction, commitment or requirement, which, in the opinion of the management of the Borrower, is so unusually burdensome as in the foreseeable future to result, or create a material risk of resulting, in a Material Adverse Change.

7.13.5 Future Expenditures. The Borrower does not anticipate that the future expenditures, if any, by the Borrower needed to meet the provisions of any federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to result, or create a material risk of resulting, in any Material Adverse Change.

7.14. Pension Plans. The Borrower (a) does not maintain any Plan or (b) have any liability under any Plan or under ERISA or any other applicable law relating to compensation or employee benefit plans.

7.15. Environmental Regulations.

7.15.1 Environmental Compliance. The Borrower is in compliance in all material respects with each Environmental Law in effect in any jurisdiction in which any properties of the Borrower are located or in which the Borrower conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states or foreign countries in which the Borrower conducts its business other than those which in the aggregate have not resulted, and do not create a material risk of resulting, in a Material Adverse Change.

7.15.2 Environmental Litigation. No suit, claim, action or proceeding of which the Borrower has been given notice or otherwise has knowledge is now pending before any court, governmental agency or board or other forum, or to the knowledge of the Borrower, threatened by any Person (nor, to the knowledge of the Borrower, does any factual basis exist therefor) for, and the Borrower has not received written correspondence from any federal, state or local governmental authority with respect to:

(a) noncompliance by the Borrower with any Environmental Law;

(b) personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Borrower (including products made of; containing or incorporating asbestos, lead or other Hazardous Material); or

(c) the release into the environment by the Borrower of any Hazardous Material generated by the Borrower whether or not occurring at or on a site owned, leased or operated by the Borrower.

7.15.3 Hazardous Material. Exhibit 7.15 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2) (a) contains a list as of the date hereof of all waste disposal or dump sites (i) at which Hazardous Material generated by the Borrower has been disposed of directly by the Borrower and all independent contractors to whom the Borrower has delivered any such Hazardous Material and (ii) to the knowledge of the Borrower, where any such Hazardous Material finally came to be located, and (b) indicates all such sites which are or have been included (including as a potential or suspect site) in any published federal, state or local “superfund” or other list of hazardous or toxic waste sites. Any waste disposal or dump sites (A) at which Hazardous Material generated by the Borrower has been disposed of directly by the Borrower and all independent contractors to whom the Borrower has delivered any such Hazardous Material or (B) to the knowledge of the Borrower, where any such Hazardous Material finally came to be located, has not resulted, and does not create a material risk of resulting, in a Material Adverse Change.

7.15.4 Environmental Condition of Properties. None of the properties owned or leased by the Borrower has been used as a treatment, storage or disposal site for Hazardous Material, other than as disclosed in Exhibit 7.15 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2). No Hazardous Material is present in any real property currently or formerly owned or operated by the Borrower except that which has not resulted, and does not create a material risk of resulting, in a Material Adverse Change.

7.16. Government Regulation; Margin Stock.

7.16.1 Government Regulation. Neither the Borrower nor any Person controlling the Borrower or under common control with the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act, the Interstate Commerce Act or any other statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) that regulates the incurring by the Borrower of Financing Debt as contemplated by this Agreement and the other Credit Documents.

7.16.2 Margin Stock. The Borrower owns no Margin Stock.

7.17. Disclosure. Neither this Agreement nor any other Credit Document nor any financial statement, report, notice, mortgage, assignment or certificate furnished or to be furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby or by such Credit Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. No fact is actually known to the Borrower which has resulted, or in the future (so far as the Borrower can reasonably foresee) will result, or creates a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

8. DEFAULTS.

8.1. Events of Default. The following events are referred to as “Events of Default”:

8.1.1 Payment. The Borrower shall fail to make any payment in respect of: (a) interest or any fee on or in respect of any of the Credit Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of three Business Days or (b) principal of any of the Credit Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.

8.1.2 Specified Covenants. The Borrower shall fail to perform or observe any of the provisions of Section 6.4.5 or Sections 6.5 through 6.18.

8.1.3 Other Covenants. The Borrower or any other Obligor shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Agreement or any other Credit document, and such failure shall not be rectified or cured to the written satisfaction of the Lender within 30 days after the earlier of (a) notice thereof by the Lender to the Borrower or (b) a Financial Officer shall have actual knowledge thereof.

8.1.4 Representations and Warranties. Any representation or warranty of or with respect to the Borrower or any other Obligor made to the Lender in, pursuant to or in connection with this Agreement or any other Credit Document, or in any financial statement, report, notice, mortgage, assignment or certificate delivered to the Lender by the Borrower or any other Obligor in connection herewith or therewith, shall be false in any material respect on the date as of which it was made.

8.1.5 Material Financing Debt Cross Default, etc.

(a) the Borrower shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Material Financing Debt;

(b) the Borrower shall fail to perform or observe the terms of any agreement or instrument relating to any Material Financing Debt, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and such failure shall permit the acceleration of such Material Financing Debt;

(c) all or any part of any Material Financing Debt of the Borrower shall be accelerated or shall become due or payable prior to its stated maturity for any reason whatsoever (except with respect to voluntary prepayments or mandatory contingent payments that do not result from a default thereunder or the occurrence of an event similar to an Event of Default hereunder);

(d) any Lien on any property of the Borrower securing any Material Financing Debt shall be enforced by foreclosure or similar action; or

(e) any holder of any Material Financing Debt shall exercise any right of rescission with respect to the issuance thereof or put, mandatory prepayment or repurchase rights against the Borrower with respect to such Material Financing Debt (other than any such rights that may be satisfied with “payment in kind” notes or other similar securities).

8.1.6 Ownership; Liquidation; etc.

(a) FCStone Group shall cease to own, beneficially and of record, at least 50% of the membership interests of the Borrower;

(b) Allan J. Lee shall cease to be actively involved in the executive management of the Borrower; or

(c) the Borrower or any other Obligor shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

8.1.7 Enforceability, etc. Any Credit Document shall cease for any reason (other than the scheduled termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect; or any party to any Credit Document shall so assert in a judicial or similar proceeding; or the security interests created by this Agreement or any other Credit Departments shall cease to be enforceable and of the same effect and priority purported to be created hereby.

8.1.8 Judgments. A final judgment (a) which, with other outstanding final judgments against the Borrower, exceeds an aggregate of $100,000 in excess of applicable insurance coverage shall be rendered against the Borrower or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change and in either case if (i) within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 30 days after the expiration of any such stay, such judgment shall not have been discharged.

8.1.9 Bankruptcy, etc. The Borrower or any other Obligor shall:

(a) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(b) (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 60 days after the date on which such petition is filed or (ii) file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(c) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(d) have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

(e) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

8.2. Certain Actions Following an Event of Default. If any one or more Events of Default shall occur and be continuing, then in each and every such case:

8.2.1 Terminate Obligation to Extend Credit. The Lender may terminate its obligations to make any further extensions of credit under the Credit Documents by furnishing notice of such termination to the Borrower; provided, however, that if a Bankruptcy Default shall have occurred, the obligations of the Lender to make any further extensions of credit under the Credit Documents shall automatically terminate.

8.2.2 Specific Performance; Exercise of Rights. The Lender may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document (other than Financial Hedge Agreements) or in any instrument or assignment delivered to the Lender pursuant to this Agreement or any other Credit Document (other than Financial Hedge Agreements), or in aid of the exercise of any power granted in this Agreement or any other Credit Document (other than Financial Hedge Agreements) or any such instrument or assignment.

8.2.3 Acceleration. The Lender may by notice in writing to the Borrower declare all or any part of the unpaid balance of the Credit Obligations (other than amounts under Financial Hedge Agreements) then outstanding to be immediately due and payable; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations (other than amounts under Financial Hedge Agreements) shall automatically become immediately due and payable.

8.2.4 Enforcement of Payment; Credit Security; Setoff. The Lender may proceed to enforce payment of the Credit Obligations in such manner as it may elect and to realize upon any and all rights in the Credit Security. The Lender may offset and apply toward the payment of the Credit Obligations (and/or toward the curing of any Event of Default) any Indebtedness from the Lender to the respective Obligors, including any Indebtedness represented by deposits in any account maintained with the Lender, regardless of the adequacy of any security for the Credit Obligations. The Lender shall have no duty to determine the adequacy of any such security in connection with any such offset.

8.2.5 Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of the Lender’s rights hereunder and under each other Credit Document shall be cumulative.

8.3. Annulment of Defaults. Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Credit Documents (other than Financial Hedge Agreements) until the Lender shall have waived such Event of Default in writing, stated in writing that the same has been cured to the Lender’s reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to have continued. No such action by the Lender shall extend to or affect any subsequent Event of Default or impair any rights of the Lender upon the occurrence thereof. The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

8.4. Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, the Borrower waives:

(a) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

(b) any requirement of diligence or promptness on the part of the Lender in the enforcement of its rights under this Agreement or any other Credit Document;

(c) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(d) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or any other Credit Document or with respect to the Credit Obligations.

9.	EXPENSES; INDEMNITY.

9.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower will pay:

(a) 50% of all reasonable expenses (including the reasonable fees and disbursements of the counsel to the Lender) incurred by the Lender on or prior to the date hereof in connection with the negotiation, preparation and duplication of this Agreement and each other Credit Document and the transactions contemplated hereby and thereby; provided, however, that in no event shall the aggregate amount of expenses that the Borrower is required to pay pursuant to this clause (a) exceed $50,000;

(b) all reasonable expenses (including the reasonable fees and disbursements of the counsel to the Lender) incurred by the Lender after the date hereof in connection with the transactions contemplated by this Agreement and each other Credit Document and amendments, waivers, consents and other operations hereunder and thereunder;

(c) all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document, any Credit Security or the incurrence of the Credit Obligations; and

(d) all other reasonable expenses incurred by the Lender or the holder of any Credit Obligation in connection with the enforcement of any rights hereunder or under any other Credit Document or any work-out negotiations relating to the Credit Obligations, including costs of collection and reasonable attorneys’ fees (including a reasonable allowance for the hourly cost of attorneys employed by the Lender on a salaried basis) and expenses.

9.2. General Indemnity. The Borrower shall indemnify the Lender and hold the Lender harmless from any liability, loss or damage resulting from the violation by the Borrower of Section 2.4. In addition, the Borrower shall indemnify the Lender and each of its directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates (the Lender and each of its directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Borrower or any of its Affiliates, (b) any litigation or investigation involving the Borrower or any of its Affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to the Credit Security in accordance with the Credit Documents or (d) this Agreement, any other Credit Document or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply to any Indemnified Party to the extent such claims, damages, liabilities and expenses are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. THE BORROWER EXPRESSLY ACKNOWLEDGES THAT IT MAY BE REQUIRED TO INDEMNIFY PERSONS AGAINST THEIR OWN NEGLIGENCE.

10. SUCCESSOR AND ASSIGNS; LENDER ASSIGNMENTS AND PARTICIPATIONS. Any reference to this Agreement or any other Credit Document to any party hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement or any other Credit Document shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Borrower may not assign its rights or obligations under this Agreement or any other Credit Document and (b) the Lender shall be entitled to assign, or grant participations in, its rights and obligations under this Agreement or any other Credit Document without the consent of the Borrower or any other Person.

11. CONFIDENTIALITY. The Lender will maintain the confidential nature of all non-public information furnished to it by the Borrower in accordance with the Lender’s customary procedures for maintaining the confidential nature of information of this nature; provided, however, that such information may be disclosed:

(a) to any parent or corporate Affiliate of the Lender;

(b) pursuant to any statutory or regulatory requirement or any court order, subpoena or other legal process and to any regulatory authority, including state and federal bank and insurance regulators and the National Association of Insurance Commissioners;

(c) to any participant, proposed participant or proposed assignee; provided, however, that any such Person shall agree to comply with the restrictions set forth in this Section 11 with respect to such information;

(d) to its independent counsel, auditors and other professional advisors with an instruction to such Persons to keep such information confidential;

(e) in connection with the enforcement of this Agreement or any other Credit Document or any litigation or other proceeding relating to this Agreement or any other Credit Document; and

(f) with the prior written consent of the Borrower, to any other Person.

In addition, the Lender and its Affiliates may include references to the Borrower and its Affiliates, their trade names, trademarks and logos and the credit facility provided hereby in connection with any advertising or marketing undertaken by the Lender or its Affiliates. Notwithstanding the foregoing, except as reasonably necessary to comply with applicable securities laws, the Lender (and each employee, representative, agent or advisor of the Lender) may disclose to any and all Persons, without limitations of any kind, the United States tax treatment and United States tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure.

12. NOTICES. Except as otherwise specified in this Agreement or any other Credit Document, any notice required to be given pursuant to this Agreement or any other Credit Document shall be given in writing. Any notice, consent, approval, demand or other communication in connection with this Agreement or any other Credit Document shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by any Credit Document five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

If to the Borrower, to it at:

FCStone Merchant Services, LLC

One North End Avenue, Suite 1129

New York, New York 10282

Attention: President

with a copy to:

FCStone Group, Inc.

2829 Westown Parkway, Suite 200

West Des Moines, Iowa 50266

Attention: Chief Financial Officer

If to the Lender, to it at:

Harvard Private Capital Properties III, Inc.

c/o Harvard Management Company, Inc.

600 Atlantic Avenue

Boston, MA 02210

Attention: Megan Kelleher

13. COURSE OF DEALING; WAIVERS, CONSENTS AND AMENDMENTS. No course of dealing between the Borrower or any other Obligor, on one hand, and the Lender, on the other hand, shall operate as a waiver of any of the Lender’s rights under this Agreement or any other Credit Department or with respect to the Credit Obligations. In particular, no delay or omission on the part of the Lender in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Lender.

14. GENERAL PROVISIONS.

14.1. Defeasance. On the Termination Date, this Agreement and the other Credit Documents shall terminate and, at the Borrower’s written request, accompanied by such certificates and other items as the Lender shall reasonably deem necessary, the Credit Security shall revert to the Obligors and the right, title and interest of the Lender therein shall terminate. Thereupon, on the Obligors’ demand and at their cost and expense, the Lender shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement and the other Credit Documents, and shall redeliver to the Obligors any Credit Security then in its possession; provided, however, that Sections 3.3, 9, 11 and 14 shall survive the termination of this Agreement.

14.2. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents with counsel sophisticated in financing transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Credit Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Credit Documents.

14.3. Certain Obligor Acknowledgements. The Borrower acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) the Lender has no fiduciary relationship with or duty to the Obligors arising out of or in connection with this Agreement or any other Credit Document, and the relationship between the Obligors, on one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture between the Borrower and the Lender is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby.

14.4. Venue; Service of Process; Certain Waivers. Each of the Borrower and the Lender:

(a) irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof;

(b) waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

(c) consents to service of process in any such proceeding in any manner at the time permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 12 is reasonably calculated to give actual notice; and

(d) waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

14.5. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE BORROWER AND THE LENDER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING OT THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Borrower acknowledges that it has been informed by the Lender that the foregoing sentence constitutes a material inducement upon which the Lender has relied and will rely in entering into this Agreement and any other Credit Document. The Borrower or the Lender may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Borrower and the Lender to the waiver of their rights to trial by jury.

14.6. Interpretation; Governing Law; etc. Time is (and shall be) of the essence in this Agreement and the other Credit Documents. All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by the Lender, notwithstanding any investigation made by the Lender on its behalf, and shall survive the execution and delivery to the Lender hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or any other Credit Document or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

[The rest of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

BORROWER:	FCSTONE MERCHANT SERVICES, LLC

	By	/s/ Allan J. Lee
Name: Allan Lee
Title: President

LENDER:	HARVARD PRIVATE CAPITAL PROPERTIES III, INC.

	By	/s/ Michael S. Pradko
Name: Michael S. Pradko
Title: Authorized Signatory

	By	/s/ Stu Porter
Name: Stu Porter
Title: Authorized Signatory

FCSTONE MERCHANT SERVICES, LLC

EXHIBITS

2.2	-	Borrowing Request

2.3	-	Note

5.1.2	-	Security Agreement

5.2.1	-	Officer’s Certificate

6.2.1	-	Commodities Business

6.4	-	Compliance Certificate

6.18	-	Hedging Requirements

7.1	-	Borrower

7.2	-	Material Agreements

7.3	-	Financing Debt, Certain Investments, etc.

7.15	-	Hazardous Material Sites

Exhibit 2.2

[LETTERHEAD OF FCSTONE MERCHANT SERVICES, LLC]

                                    , 200

Harvard Private Capital Properties III, Inc.

c/o Harvard Management Company, Inc.

600 Atlantic Avenue

Boston, MA 02210

Attention: Megan Kelleher

Ladies and Gentlemen:

Pursuant to Section 2.2 of the Credit Agreement dated as of March 4, 2004, as now in effect (the “Credit Agreement”), between FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), and Harvard Private Capital Properties III, Inc., a Delaware corporation (the “Lender”), the Borrower hereby requests the following Advance:

Principal amount:

Interest rate:

Closing Date (which shall be a Business Day):

Maturity Date:

Type and quantity of Permitted Commodity to be purchased with the proceeds:

Terms of all financing, purchase, hedging and sale contracts and arrangements (a) which relate to the Permitted Commodity to be purchased with the proceeds and (b) to which the Borrower is or will be party:

Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

This borrowing request has been duly executed by a duly authorized Financial Officer of the Borrower this              day of                                     , 200  .

FCSTONE MERCHANT SERVICES, LLC

By
Name:
Title:

The foregoing request is hereby approved

as of this              day of                                         , 200  :

HARVARD PRIVATE CAPITAL PROPERTIES III, INC.

By
Name:
Title:

Exhibit 2.3

TERM NOTE

T-1	March 4, 2004

FOR VALUE RECEIVED, the undersigned FC Stone Merchant Services LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay Harvard Private Capital Properties III, Inc., a Delaware corporation (the “Lender”), or order, on the Final Maturity Date, the principal amount of Thirty Million Dollars ($30,000,000) or such lesser aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Credit Agreement dated as of March 4, 2004, as from time to time in effect (the “Credit Agreement”), between the Borrower and the Lender. Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower promises to pay interest from the date hereof, computed as provided in the Credit Agreement, on the aggregate principal amount of the Loan from time to time unpaid at the per annum rate applicable to such unpaid principal amount as provided in the Credit Agreement, all such interest being payable at the times specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof.

Payments hereunder shall be made to the Lender c/o Harvard Management Company, Inc. at 600 Atlantic, Avenue, Boston, Massachusetts 02210.

All Advances made by the Lender pursuant to the Credit Agreement and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Advance then outstanding shall be endorsed by the Lender on the schedule attached hereto or on a continuation of such schedule attached to, and made a part of, this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note, the Credit Agreement or any other Credit Document.

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Credit Agreement. The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

This Note and any issue, claim or proceeding arising out of or relating to this Note or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

The parties hereto, including the Borrower and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment, forbearance or other indulgence without notice.

FCSTONE MERCHANT SERVICES, LLC

By
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By